Exhibit 4.1

ALLOT LTD.

SECURITIES PURCHASE AGREEMENT

This Securities Purchase Agreement (this “Agreement”) is made as of February 14, 2022, by and between Allot Ltd., a company limited by shares organized under the laws of the State of Israel (the “Company”), and the purchaser listed on Exhibit A attached to this Agreement (the “Purchaser”).  The Company and Purchaser are referred to hereinafter each as a “Party” and collectively as the “Parties”.

RECITALS

WHEREAS, Purchaser desires to subscribe from the Company and the Company desires to issue and sell a convertible promissory note in substantially the form attached to this Agreement as Exhibit B, in the original principal amount set forth on Exhibit A hereto (including all convertible promissory notes issued in exchange, transfer or replacement thereof, the “Note”), which shall be convertible on the terms stated therein into the Company’s Ordinary Shares (as defined below) (the Ordinary Shares issued or issuable upon conversion of all or any portion of the Note are referred to herein as the “Conversion Shares”).  The Conversion Shares and the Note are referred to herein as the “Securities”.  As used herein, “Ordinary Shares” means the ordinary shares, par value NIS 0.10 per share, of the Company; and

WHEREAS, in connection with this Agreement, and concurrently with the execution of the Note, the Company and Purchaser will enter into a registration rights agreement, in substantially the form attached as Exhibit C hereto (the “Registration Rights Agreement”), which provides certain registration rights to Purchaser relating to the Registrable Securities (as defined therein).

NOW THEREFORE, on and subject to the terms hereof, the parties hereto agree as follows:

ARTICLE I
DEFINED TERMS

The terms defined in this Article I (except as herein otherwise expressly provided or unless the context otherwise requires) for all purposes of this Agreement shall have the respective meanings specified in this Article I.  The terms defined in this Article I include the plural as well as the singular.

“Affiliates” shall have the meaning specified in Rule 501(b) of Regulation D under the Securities Act.

“Agreement” shall have the meaning specified in the preamble.

“Anti-Corruption Laws” shall have the meaning specified in Section 4.22.

“Business Day” shall mean any day other than a Saturday, a Sunday, or any other day on which banks in New York City or Tel Aviv are authorized or required by law or other governmental action to be closed.

“Closing” shall have the meaning specified in Section 2.2.

“Closing Date” shall have the meaning specified in Section 2.2.

“Company” shall have the meaning specified in the preamble.

“Company Reports” shall have the meaning specified in Section 4.1.

“Conversion Shares” shall have the meaning specified in the recitals.

“Cutoff Date” shall mean two days prior to the date hereof.

“EY” shall have the meaning specified in Section 4.9.

“Enforceability Exceptions” shall have the meaning specified in Section 3.2.

“Environmental Laws” shall have the meaning specified in Section 4.20.

“Evaluation Date” shall have the meaning specified in Section 4.24.

“Exchange Act” shall have the meaning specified in Section 3.6.

“Export Controls” shall have the meaning specified in Section 4.23.

“GAAP” shall have the meaning specified in Section 4.10.

“Intellectual Property Rights” shall have the meaning specified in Section 4.21.

“Knowledge” shall have the meaning specified in Section 4.12.

“Lynrock” shall mean Lynrock Lake Master Fund LP.

“Material Adverse Effect” shall have the meaning specified in Section 4.2.

“Material Contract” shall have the meaning specified in Section 4.14.

“Material Permits” shall have the meaning specified in Section 4.13.

“NASDAQ-GS” shall have the meaning specified in Section 4.8.

“Note” shall have the meaning specified in the recitals.

“Note Issue Price” shall have the meaning specified in Section 2.1(a).

“OFAC” shall have the meaning specified in Section 4.23.

“Ordinary Shares” shall have the meaning specified in the recitals.

“Party” or “Parties” shall have the meaning specified in the preamble.

 “Person” shall have the meaning specified in Section 4.23.

 “Purchase” shall have the meaning specified in Section 2.2.

“Purchaser” shall have the meaning specified in the preamble.

“Registration Rights Agreement” shall have the meaning specified in the recitals.

“Regulation D” shall have the meaning specified in Section 3.3.

“RSUs” shall mean restricted stock units in respect of Ordinary Shares.

“Sanctions” shall have the meaning specified in Section 4.23.

“SEC” shall have the meaning specified in Section 3.7.

“Securities” shall have the meaning specified in the recitals.

“Securities Act” shall have the meaning specified in Section 3.3.

“Short Sales” shall have the meaning specified in Section 3.6.

“Subsidiary” shall have the meaning specified in Section 4.2.

“TASE” shall have the meaning specified in Section 4.8.

“Trading Day” shall mean any day on which trading in the Ordinary Shares generally occurs on the principal U.S. national securities exchange on which the Ordinary Shares are then listed or, if the Ordinary Shares are not then listed on U.S. national securities exchange, on the principal other market on which the Ordinary Shares are then traded; provided that “Trading Day” shall not include any day on which the Ordinary Shares are scheduled to trade on such exchange or market for less than 4.5 hours or any day that the Ordinary Shares are suspended from trading during the final hour of trading on such exchange or market (or if such exchange or market does not designate in advance the closing time of trading on such exchange or market, then during the hour ending at 4:00 p.m., New York Time).

“Transfer Agent” shall mean American Stock Transfer & Trust Company or any successor thereto appointed by the Company.

“Transaction Documents” shall mean collectively, this Agreement, the Note, the Registration Rights Agreement and the other documents and agreements entered into, or to be entered into, in connection with the transactions contemplated hereby and thereby.

ARTICLE II
SUBSCRIPTION AND PURCHASE OF SECURITIES

Section 2.1          Issuance of Note.

(a)          Note Issue Price.  Subject to the terms set forth in this Agreement, at the Closing (as defined herein), the Company agrees to issue a Note, and Purchaser agrees to subscribe for a Note with the principal amount set forth opposite its name on Exhibit A at the issue price of 100% of the principal amount of such Note (the “Note Issue Price”).

(b)          Interest, Maturity, Payment and Conversion.  The provisions pertaining to interest, maturity, payment, conversion and acceleration of the Note are set forth in the form of Note attached hereto as Exhibit B.

(c)          Subordination.  The Note is a senior unsecured obligation of the Company and will rank pari passu in right of payment with all other senior unsecured and unsubordinated obligations of the Company.

Section 2.2          Closing.

(a)          Subject to Section 6.1 and Section 6.2, the closing (the “Closing”) of the issuance and subscription of the Securities (the “Purchase”) shall occur on a date (the “Closing Date”) no later than three Business Days after the date of this Agreement.

(b)          At the Closing, Purchaser shall deliver or cause to be delivered to the Company the Note Issue Price.

(c)          At the Closing, the Company shall deliver to the Purchaser the duly executed Note.

ARTICLE III
REPRESENTATIONS AND
WARRANTIES OF PURCHASER

Purchaser hereby makes the following representations and warranties, each of which is and shall be true and correct on the date hereof and at the Closing, to the Company, and all such representations and warranties shall survive the Closing:

Section 3.1          Power and Authorization.  Purchaser is duly organized, validly existing and in good standing, and has the power, authority and capacity to execute this Agreement, to perform its obligations hereunder, and to consummate the Purchase.

Section 3.2          Valid and Enforceable Agreement; No Violations.  This Agreement has been duly executed and delivered by Purchaser and constitutes a legal, valid and binding obligation of Purchaser, enforceable against Purchaser in accordance with its terms, except that such enforcement may be subject to (a) bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium or other similar laws affecting or relating to enforcement of creditors’ rights generally and (b) general principles of equity, whether such enforceability is considered in a proceeding at law or in equity (such qualifications in clauses (a) and (b) being the “Enforceability Exceptions”).  This Agreement and consummation of the Purchase will not violate, conflict with or result in a breach of or default under (i) Purchaser’s organizational documents, (ii) any agreement or instrument to which Purchaser is a party or by which Purchaser or any of its assets are bound or (iii) any laws, regulations or governmental or judicial decrees, injunctions or orders applicable to Purchaser.

Section 3.3          Accredited Investor/Qualified Institutional Buyer.  Purchaser is an “accredited investor” within the meaning of Rule 501(a) of Regulation D (“Regulation D”) promulgated under the Securities Act of 1933, as amended (the “Securities Act”).  The information Purchaser has provided in writing to the Company as set forth on Purchaser’s signature page hereto is true, correct and complete, as of the date hereof and as of the Closing Date, in all material respects.

Section 3.4          Restricted Note and Shares.  Purchaser (a) acknowledges (i) that the issuance of the Note pursuant to this Agreement has not been registered, nor does the Company have a plan or intent to register such issuance of the Note, under the Securities Act or any state securities laws, (ii) the Note is being offered and sold in reliance upon exemptions provided in the Securities Act and state securities laws for transactions not involving any public offering and, therefore, cannot be sold, transferred, offered for sale, pledged, hypothecated or otherwise disposed of unless it is subsequently registered and qualified under the Securities Act and applicable state securities laws or unless an exemption from such registration and qualification is available and (iii) the Note is a “restricted security” as that term is defined in Rule 144 promulgated under the Securities Act and (b) is purchasing the Note for investment purposes only for the account of Purchaser and not with any view toward a distribution thereof or with any intention of selling, distributing or otherwise disposing of the Note in a manner that would violate the registration requirements of the Securities Act.  Purchaser is able to bear the economic risk of holding the Securities for an indefinite period and has sufficient knowledge and experience in financial and business matters so as to be capable of evaluating the merits and risk of its investment in the Securities.

Section 3.5          Legends.  Purchaser understands and agrees that any certificates or book-entry with respect to the Securities or any securities issued in respect thereof shall bear the restrictive legend set forth in the form of Note attached hereto as Exhibit B or in Section 7.2 below, respectively.

Section 3.6          No Illegal Transactions.  Purchaser has not, directly or indirectly, and no person acting on behalf of or pursuant to any understanding with it has, engaged in any transactions in the securities of the Company (including, without limitation, any Short Sales (as defined below) involving any of the Company’s securities) since the time the Company began negotiating the transactions contemplated by this Agreement with Purchaser.  Purchaser covenants that neither it nor any person acting on its behalf or pursuant to any understanding with it will engage, directly or indirectly, in any transactions in the securities of the Company (including Short Sales) prior to the time the transactions contemplated by this Agreement are publicly disclosed.  “Short Sales” include, without limitation, all “short sales” as defined in Rule 200 of Regulation SHO promulgated under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and all types of direct and indirect share pledges, forward sale contracts, options, puts, calls, short sales, swaps, derivatives and similar arrangements (including on a total return basis), and sales and other transactions through non-U.S. broker-dealers or foreign regulated brokers.

Section 3.7          Adequate Information.  Purchaser acknowledges and agrees that (a) Purchaser has had the opportunity to review the Company’s filings and submissions with the Securities and Exchange Commission (the “SEC”), including, without limitation, all information filed or furnished pursuant to the Exchange Act and all information incorporated into such filings and submissions, (b) Purchaser has sufficient knowledge and expertise to make an investment decision with respect to the transactions contemplated hereby, (c) Purchaser has had a full opportunity to speak directly with directors, officers and Affiliates of the Company and to ask questions of the Company and such directors, officers and Affiliates of the Company concerning the Company, its business, operations, financial performance, financial condition and prospects, and the terms and conditions of the Purchase, and (d) Purchaser has had the opportunity to consult with its accounting, tax, financial and legal advisors to be able to evaluate the risks involved in the Purchase and to make an informed investment decision with respect to the Purchase.

Section 3.8          Purchaser’s Reporting Requirement.  The Company has made no representations to Purchaser regarding Purchaser’s reporting requirements with the SEC related to Purchaser’s present or future ownership in the Company, and Purchaser acknowledges and agrees that it is the responsibility of Purchaser to ensure that Purchaser complies with any disclosure and reporting requirements of the SEC applicable to Purchaser as a result of the Purchase and any subsequent conversion thereof.

Section 3.9          No Public Market.  Purchaser understands that no public market exists for the Note, and that there is no assurance that a public market will ever develop for the Note.

Section 3.10          No General Solicitation or Advertising.  The offer to enter into the Purchase was directly communicated to Purchaser, and Purchaser was able to ask questions and receive answers concerning the terms of this transaction.  At no time was Purchaser presented with or solicited by any leaflet, newspaper or magazine article, radio or television advertisement or any other form of general advertising or solicited or invited to attend a promotional meeting otherwise than in connection and concurrently with such communicated offer.

Section 3.11          Legal Opinions.  Purchaser acknowledges and understands that a legal opinion is being delivered by counsel to the Company in reliance on, and assuming the accuracy of, the foregoing representations and warranties of Purchaser.

ARTICLE IV
REPRESENTATIONS AND WARRANTIES OF THE COMPANY

The Company hereby makes the following representations and warranties, each of which is and shall be true and correct on the date hereof and at the Closing, to Purchaser, and all such representations and warranties shall survive the Closing.

Section 4.1          Exchange Act Filings.  The Company has filed or furnished, as applicable, on a timely basis all forms, statements, certifications, reports and documents required to be filed or furnished by it with the SEC pursuant to the Exchange Act or the Securities Act since December 31, 2019 (the “Company Reports”).  The Company Reports, when they became effective or were filed with or furnished to the SEC, as the case may be, conformed in all material respects to the requirements of the Securities Act or the Exchange Act, as applicable, and the rules and regulations thereunder and none of such documents contained any untrue statement of a material fact or omitted to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading; and any further documents so filed or furnished after the date hereof and on or prior to the Closing, when such documents become effective or are filed with the SEC, as the case may be, will conform in all material respects to the requirements of the Securities Act or the Exchange Act, as applicable, and the rules and regulations of the SEC thereunder and will not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading.

Section 4.2          Due Incorporation.  Each of the Company and each of its Subsidiaries has been duly organized and is validly existing as a corporation or other legal entity in good standing (where such concept is applicable) under the laws of its jurisdiction of incorporation or organization.  Each of the Company and its Subsidiaries is duly qualified to do business and is in good standing (where such concept is applicable) as a foreign corporation or other legal entity in each jurisdiction in which its ownership or lease of its properties or the conduct of its business requires such qualification and has all power and authority (corporate or other) necessary to own or hold its properties and to conduct the businesses in which each is engaged, except where the failure to so qualify or have such power or authority (i) would not have and would not reasonably be expected to have, individually or in the aggregate, a material adverse effect on the condition (financial or otherwise), results of operations, assets, liabilities or business of the Company and its Subsidiaries, taken as a whole, or (ii) impair in any material respect the ability of the Company to timely perform its obligations under the Transaction Documents or to timely consummate any transactions contemplated hereby or thereby (any such effect as described in clauses (i) or (ii), a “Material Adverse Effect”).  As used in this Agreement, “Subsidiary” shall have the meaning set forth in Rule 1-02 of Regulation S-X of the SEC.

Section 4.3          Subsidiaries.  The membership interests or capital stock (or the foreign equivalent thereof), as applicable, of each Subsidiary have been duly authorized and validly issued, are fully paid and nonassessable and, except to the extent set forth in the Company Reports, are owned by the Company directly, free and clear of any claim, lien, encumbrance, security interest, restriction upon voting or transfer or any other claim of any third party.

Section 4.4          Due Authorization.  The Company has the full right, power and authority to enter into this Agreement and to perform and discharge its obligations hereunder; and this Agreement and the performance by the Company of its obligations hereunder have been duly authorized, and this Agreement has been duly executed and delivered by the Company and constitutes a valid and binding obligation of the Company enforceable in accordance with its terms, subject to the Enforceability Exceptions.

Section 4.5          The Note, Conversion Shares and Shares.  The Note has been duly authorized and, when issued and delivered upon sale, will have been duly executed, authenticated, issued and delivered and will constitute a valid and legally binding obligation of the Company.  The Ordinary Shares to be issued by the Company upon conversion in whole or in part of the Note have been duly authorized for issuance.  When issued in accordance with the terms of this Agreement and the Note, such Conversion Shares will be validly issued, fully paid and nonassessable and free of any preemptive or similar rights, and Purchaser will be entitled to the rights specified in the organizational documents of the Company; no preemptive right, resale right, right of first refusal or similar rights exist with respect to any of the Ordinary Shares in the form of the Conversion Shares and the issuance thereof will be free of any restriction upon the voting or transfer thereof pursuant to the laws of the State of Israel or the Company’s organizational documents or any agreement or other instrument to which the Company is a party.  The Note and the Conversion Shares will be issued in compliance with all U.S. federal and state securities laws and the securities laws of any other applicable jurisdiction.

Section 4.6          Capitalization; Indebtedness.

(a) As of the date hereof, the authorized share capital of the Company consists of 200,000,000 Ordinary Shares of which, as of the Cutoff Date, 37,358,063 Ordinary Shares (including 816,000 Ordinary Shares held in treasury) were issued and outstanding.  All of the outstanding share capital of the Company has been duly authorized, validly issued and is fully paid and nonassessable and was issued in compliance with all applicable securities laws and was not issued in violation of any preemptive right, resale right, right of first refusal or similar right.  As of the Cutoff Date, the Company had 1,222,808 Ordinary Shares reserved for issuance under its equity incentive plans in respect of which there were outstanding 1,868,324 RSUs and options to purchase 673,986 Ordinary Shares.  The Company has no other share capital reserved for issuance, with the exception of the shares authorized for issuance in connection with the Note to be issued pursuant hereto. Except as set forth above or pursuant to this Agreement, the Company does not have outstanding any options to purchase, or any rights or warrants to subscribe for, any securities or obligations convertible into, or any contracts or commitments to issue or sell, any shares of capital stock, or any such warrants, convertible securities or obligations. The Company has reserved for issuance sufficient Ordinary Shares for issuance upon conversion of the Note.

(b) Except as set forth on Exhibit D, the Company has no indebtedness for borrowed money as of the date of this Agreement.  The fair salable value of the assets of the Company and its Subsidiaries, taken as a whole (including goodwill minus disposition costs) exceeds the fair value of their liabilities, and after giving effect to the transactions contemplated by the Transaction Documents, the Company and its Subsidiaries, taken as a whole, are not left with unreasonably small capital in relation to the Company’s business as presently conducted, and are able to pay their debts (including trade debts) as they mature.

Section 4.7          No Default, Termination or Lien.  The execution, delivery and performance of this Agreement by the Company, the issuance and delivery of the Note by the Company, the issuance and delivery of all Conversion Shares in accordance with the terms of the Note, the consummation of the transactions contemplated hereby and thereby, and compliance by the Company with the terms of this Agreement will not (with or without notice or lapse of time or both) conflict with or result in a breach or violation of any of the terms or provisions of, constitute a default under, give rise to any right of termination or other right or the cancellation or acceleration of any right or obligation or loss of a benefit under, or give rise to the creation or imposition of any lien, encumbrance, security interest, claim or charge upon any property or assets of the Company or any Subsidiary pursuant to any indenture, mortgage, deed of trust, loan agreement or other agreement or instrument to which the Company or any of its Subsidiaries is a party or by which the Company or any of its Subsidiaries is bound or to which any of the property or assets of the Company or any of its Subsidiaries is subject, nor will such actions result in any violation of the provisions of the organizational documents of the Company or any of its Subsidiaries or any law, statute, rule, regulation, judgment, order or decree of any court or governmental agency or body, domestic or foreign, having jurisdiction over the Company or any of its Subsidiaries or any of their properties or assets.

Section 4.8          No Consents.  No consent, notice, approval, authorization or order of, or qualification with, any governmental body or agency is required for the performance by the Company of its obligations under this Agreement, except such as may be required by the securities or blue sky laws of the various states, the Nasdaq Global Select Market (“NASDAQ-GS”), and the Tel Aviv Stock Exchange (“TASE”).

Section 4.9          Independent Accountants.  Kost Forer Gabbay & Kasierer, Certified Public Accounts (Isr.), a member firm of Ernst & Young Global (“EY”), who has certified certain financial statements and related schedules included or incorporated by reference in the Company Reports, is an independent registered public accounting firm as required by the Securities Act and the Exchange Act and the rules and regulations thereunder and the Public Company Accounting Oversight Board (United States).  Except as pre-approved in accordance with the requirements set forth in Section 10A of the Exchange Act, EY has not been engaged by the Company to perform any “prohibited activities” (as defined in Section 10A of the Exchange Act).

Section 4.10          Financial Statements.  The financial statements, together with the related notes and schedules, included in the Company Reports present fairly in all material respects the financial condition of the Company and its consolidated Subsidiaries as of the respective dates thereof and the results of operations and cash flows of the Company and its consolidated Subsidiaries for the respective periods covered thereby, all in conformity with U.S. Generally Accepted Accounting Principles (“GAAP”) applied on a consistent basis throughout the entire period involved, except as otherwise disclosed in the Company Reports.  Such financial statements, together with the related notes and schedules, comply in all material respects with the Securities Act, the Exchange Act and the rules and regulations thereunder.  No other financial statements or supporting schedules or exhibits are required by the Exchange Act or the rules and regulations thereunder to be filed with the SEC.

Section 4.11          No Material Adverse Change.  There has not occurred any material adverse change, or any development involving a prospective material adverse change, in the condition, financial or otherwise, or in the earnings, assets, business or operations of the Company and its Subsidiaries, taken as a whole, from that set forth or contemplated in the Company Reports filed prior to the date hereof.

Section 4.12          Legal Proceedings.  There are no legal or governmental proceedings, actions, suits or claims pending or, to the Company’s Knowledge, threatened to which the Company or any of its Subsidiaries is a party or to which any of the properties or assets of the Company or any of its Subsidiaries is subject (i) other than proceedings accurately described in all material respects in the Company Reports and proceedings that would not have and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect or (ii) that are required to be described in the Company Reports and are not so described; and there are no statutes, regulations, contracts or other documents to which the Company or any of its Subsidiaries is subject or by which the Company or any of its Subsidiaries is bound that are required to be described in the Company Reports or to be filed as exhibits to the Company Reports that are not described therein or filed as required.  Neither the Company nor any Subsidiary, nor any director or officer thereof, is or has been the subject of any legal or governmental proceedings, actions, suits or claims of violation of or liability under federal or state securities laws or a claim of breach of fiduciary duty that would require disclosure under Item 401(f) of Regulation S-K of the Securities Act if the Company reported as a domestic filer.  For purposes of this Agreement, “Knowledge” means the actual knowledge (after due inquiry) of the executive officers (as defined in Exchange Act Rule 3b-7) of the Company or its Subsidiaries, as applicable.

Section 4.13          Regulatory Permits.  Each of the Company and its Subsidiaries possesses or has applied for all certificates, authorizations, licenses, franchises, permits, orders and approvals issued or granted by the appropriate governmental or regulatory authorities, agencies, courts, commissions or other entities, whether federal, state, local or foreign, or applicable self-regulatory organizations necessary to conduct its business as currently conducted, except (i) where the failure to possess such certificates, authorizations, licenses, franchises, permits, orders and approval, individually or in the aggregate, has not and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect (“Material Permits”) and (ii) as accurately described in all material respects in the Company Reports, and neither the Company nor any of its Subsidiaries has received any written notice of proceedings relating to the revocation or material adverse modification of any such Material Permits (except as accurately described in all material respects in the Company Reports), and to the Company’s Knowledge, there are no facts or circumstances that would give rise to the revocation, termination or material adverse modifications of any Material Permits.

Section 4.14          Material Contracts.  Except for the Material Contracts (as defined below), the Company and its Subsidiaries are not party to any agreements, contracts or commitments that are material to the business, financial condition, assets or operations of the Company and its Subsidiaries or that would be required to be filed pursuant to Item 19 and the Instructions as to Exhibits of Form 20-F.  Neither the Company nor any of its Subsidiaries is in material default under, or in material violation of, nor has received written notice of termination or default under any Material Contract.  For purposes of this Agreement, “Material Contract” means any contract of the Company that was filed as an exhibit to the Company Reports pursuant to Item 19 and the Instructions as to Exhibits of Form 20-F.

Section 4.15          Investment Company Act.  The Company is not or, after giving effect to the Purchase and the application of the proceeds thereof, will not be required to register with the SEC as an “investment company” within the meaning of the Investment Company Act of 1940, as amended, and the rules and regulations of the SEC thereunder.

Section 4.16          No Price Stabilization.  Neither the Company, its Subsidiaries nor any of the Company’s or its Subsidiaries’ officers, directors or Affiliates has taken or will take, directly or indirectly, any action designed or intended to stabilize or manipulate the price of any security of the Company, or which caused or resulted in, or which would in the future reasonably be expected to cause or result in, stabilization or manipulation of the price of any security of the Company.

Section 4.17          Title to Property.  The Company and its Subsidiaries have good and marketable title to all real and personal property owned by them which is material to the business of the Company and its Subsidiaries, taken as a whole, in each case free and clear of all liens, encumbrances and defects of title except such as are described in the Company Reports or such as do not materially affect the value of such property and do not interfere with the use made and proposed to be made of such property by the Company and its Subsidiaries; and any real property and buildings held under lease by the Company and its Subsidiaries are held by them under valid, subsisting and enforceable leases with such exceptions as are not material and do not interfere with the use made and proposed to be made of such property and buildings by the Company and its Subsidiaries, in each case except as described in the Company Reports.

Section 4.18          No Labor Disputes.  Neither the Company nor any of the Subsidiaries is engaged in any unfair labor practice; except for matters which would not, individually or in the aggregate, have a Material Adverse Effect, (i) there is (A) no discrimination complaint or unfair labor practice complaint pending or, to the Knowledge of the Company or the Subsidiaries, threatened against the Company or any of the Subsidiaries before the Israeli Ministry of Welfare and Social Affairs, the Israeli Labor Courts or the National Labor Relations Board, respectively, and no grievance or arbitration proceeding arising out of or under collective bargaining agreements is pending or, to the Knowledge of the Company or the Subsidiaries, threatened, (B) no strike, labor dispute, slowdown or stoppage pending or, to the Knowledge of the Company or the Subsidiaries, threatened against the Company or any of the Subsidiaries and (C) no union representation dispute currently existing concerning the employees of the Company or any of the Subsidiaries, (ii) to the Knowledge of the Company or the Subsidiaries, no union organizing activities are currently taking place concerning the employees of the Company or any of the Subsidiaries and (iii) there has been no violation of any federal, state, local or foreign law or collective bargaining agreement relating to discrimination in the hiring, promotion or pay of employees, any applicable wage or hour laws or retirement benefits, or any provision of the Employee Retirement Income Security Act of 1974, as amended, or the rules and regulations promulgated thereunder concerning the employees of the Company or any of the Subsidiaries.

Section 4.19          Taxes.  The Company (i) has timely filed all necessary federal, state, local and non-U.S. income and franchise tax returns (or timely filed applicable extensions therefore) that have been required to be filed and (ii) is not in default in the payment of any taxes which were payable pursuant to said returns or any assessments with respect thereto, other than any which the Company is contesting in good faith and for which adequate reserves have been provided and reflected in the financial statements included in the Company Reports.  The Company does not have any tax deficiency that has been or, to the Company’s Knowledge, is reasonably likely to be asserted or threatened against it. The Company has complied in all material respects with all requirements concerning Israeli value added tax.

Section 4.20          Compliance with Environmental Laws.  Except as disclosed in the Company Reports, neither the Company nor any of its Subsidiaries is in violation of any statute, rule, regulation, decision or order of any governmental agency or body or any court, relating to the use, disposal or release of hazardous or toxic substances or relating to the protection or restoration of the environment or human exposure to hazardous or toxic substances (collectively, “Environmental Laws”), or, to the Company’s Knowledge, operates any real property contaminated with any substance that is subject to any Environmental Laws, is liable for any off-site disposal or contamination pursuant to any Environmental Laws or is subject to any claim relating to any Environmental Laws, which violation, contamination, liability or claim would or would reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect; and the Company is not aware of any pending investigation which might lead to such a claim.

Section 4.21          Intellectual Property Rights.  The Company and its Subsidiaries own or possess, or have the right to use, adequate trademarks, trade names and other rights to inventions, know-how, patents, copyrights, confidential information and other intellectual property (collectively, “Intellectual Property Rights”) necessary to conduct the business now operated by them, or presently employed by them, and have not received any notice of infringement of or conflict with asserted rights of others with respect to any Intellectual Property Rights, except such as would not and would not reasonably be expected to, individually or in the aggregate, have a Material Adverse Effect.

Section 4.22          Foreign Corrupt Practices Act.  Neither the Company nor any of its Subsidiaries, nor to the Company’s Knowledge, any director, officer, employee or other person associated with or acting on behalf of the Company or any of its Subsidiaries, has (i) used any Company funds for any unlawful contribution, gift, entertainment or other unlawful expense relating to political activity, (ii) made any direct or indirect unlawful payment to any foreign or domestic government official or employee from Company funds, (iii) caused the Company or any of its Subsidiaries to be in violation of any provision of the United States Foreign Corrupt Practices Act of 1977, as amended or Chapter 9, Title 5 of the Israeli Penal Law, 5737-1977 (Bribery Offences) or similar laws and regulations dealing with improper or illegal payments, gifts or gratuities or the payment of money or anything of value directly or indirectly to any person (whether a government official or private individual) for the purpose of illegally or improperly inducing any person or government official, or political party or official thereof, or any candidate for any such position, in making any decision or improperly assisting any person in obtaining or retaining business or taking any other action favorable to such person (“Anti-Corruption Laws”) , or (iv) made any bribe, rebate, payoff, influence payment, kickback or other unlawful payment from Company funds. The Company has instituted and maintains policies or procedures designed to reasonably ensure compliance with any applicable Anti-Corruption Laws.

Section 4.23          OFAC, Export-Control and Similar Laws.  None of the Company, any of its Subsidiaries or, to the Company’s Knowledge, any director, officer, agent, employee, affiliate or representative of the Company or any of its Subsidiaries is an individual or entity (“Person”) currently the subject or target of any sanctions, or any economic sanctions laws, regulations, embargoes or restrictive measures administered or enforced by the United States Government, including, without limitation, the U.S. Department of the Treasury’s Office of Foreign Assets Control (“OFAC”), the United Nations’ Security Council, the European Union, Her Majesty’s Treasury, the State of Israel, or other relevant sanctions authority (collectively, “Sanctions”), nor is the Company or any of its Subsidiaries located, organized or resident in a country or territory that is the subject of Sanctions; and the Company will not directly or indirectly use the proceeds of the issuance of any Note, or lend, contribute or otherwise make available such proceeds to any Subsidiaries, joint venture partners or other Person, to knowingly fund any activities of or business with any Person, or in any country or territory, that, at the time of such funding, is the subject of comprehensive or blocking Sanctions or in any other manner that will result in a violation by any Person (including any Person participating in the transaction, whether as underwriter, advisor, investor or otherwise) of Sanctions. The Company is in compliance, and has been in compliance with all applicable export and re-export control legal measures administered, enacted, or enforced by the State of Israel, the United States, the European Union, a governmental authority or applicable export laws in any other jurisdiction in which the Company operates (“Export Controls”). The Company has instituted and maintains policies or procedures designed to reasonably ensure compliance with any applicable Export Controls and Sanctions.

Section 4.24          Disclosure Controls and Procedures.  Except as disclosed in the Company Reports, the Company has established and maintains disclosure controls and procedures (as defined in Exchange Act Rules 13a-15(e) and 15d-15(e)) that are effective in all material respects to ensure that material information relating to the Company and its Subsidiaries is made known to the Company’s Chief Executive Officer and Chief Financial Officer.  The Company’s certifying officers have evaluated the effectiveness of the Company’s controls and procedures as of the end of the period covered by the most recently filed annual report under the Exchange Act (such date, the “Evaluation Date”).  The Company presented in its most recently filed annual report under the Exchange Act the conclusions of the certifying officers about the effectiveness of the disclosure controls and procedures based on their evaluations as of the Evaluation Date.  Since the Evaluation Date and except as disclosed in the Company Reports, there have been no material changes in the Company’s internal controls (as such term is defined in the rules of the SEC under the Exchange Act) or, to the Company’s Knowledge, in other factors that could affect the Company’s internal controls.

Section 4.25          Accounting Controls.  The Company and its Subsidiaries maintain a system of internal accounting and other controls sufficient to provide reasonable assurances that (i) transactions are executed in accordance with management’s general or specific authorizations, (ii) transactions are recorded as necessary to permit preparation of financial statements in conformity with GAAP and to maintain accountability for assets, (iii) access to assets is permitted only in accordance with management’s general or specific authorization and (iv) the recorded accountability for assets is compared with existing assets at reasonable intervals and appropriate action is taken with respect to any differences.  Except as described in the Company Reports, since the end of the Company’s most recent audited fiscal year, there has been (A) no material weakness in the Company’s internal control over financial reporting (whether or not remediated) and (B) no change in the Company’s internal control over financial reporting that has materially affected, or is reasonably likely to materially affect, the Company’s internal control over financial reporting.

Section 4.26          Absence of Material Changes.  Subsequent to the respective dates as of which information is given in the Company Reports, and except as may be otherwise disclosed in such Company Reports, there has not been (i) any Material Adverse Effect, (ii) any transaction which is material to the Company, (iii) any obligation, direct or contingent (including any off-balance sheet obligations), incurred by the Company, which is material to the Company, (iv) any dividend or distribution of any kind declared, paid or made on the share capital of the Company, (v) any change in the share capital (other than a change in the number of outstanding Ordinary Shares due to grants of shares under the Company’s equity incentive plans existing on the date hereof or the issuance of shares upon the exercise of outstanding options or the vesting of RSUs) or (vi) any issuance of options, warrants, convertible securities or other rights to purchase the share capital (other than grants of stock options and RSUs under the Company’s equity incentive plans existing on the date hereof) of the Company.

Section 4.27          Broker’s Fees.  Neither the Company nor any of its Subsidiaries is a party to any contract, agreement or understanding with any person that would give rise to a valid claim against the Company for a brokerage commission, finder’s fee or like payment in connection with the offering and issuance of any Note or any transaction contemplated by this Agreement.

Section 4.28          Listing and Maintenance Requirements.  The Company is subject to and in compliance in all material respects with the reporting requirements of Section 13 or Section 15(d) of the Exchange Act, as applicable.  The Ordinary Shares are registered pursuant to Section 12(b) of the Exchange Act and are listed on the NASDAQ-GS, and the Company has taken no action designed to, or reasonably likely to have the effect of, terminating the registration of the Ordinary Shares under the Exchange Act or delisting the Ordinary Shares from the NASDAQ-GS, nor has the Company received any notification that either the SEC or the Nasdaq Stock Market is contemplating terminating such registration or listing. The Conversion Shares will be duly authorized for listing on the NASDAQ-GS and the TASE immediately upon conversion of all or a portion of the Note in accordance with the terms of the Note.

Section 4.29          Sarbanes-Oxley Act.  The Company is in compliance in all material respects with all applicable provisions of the Sarbanes-Oxley Act of 2002 and all applicable rules and regulations promulgated thereunder or implementing provisions thereof that are then in effect.

Section 4.30          NASDAQ-GS Approval Rules.  No further approval of the shareholders of the Company under the rules and regulations of the NASDAQ-GS is required for the Company to issue and deliver the Note to Purchaser or the Conversion Shares upon conversion of all or any portion of the Note.

Section 4.31          No General Solicitation.  Neither the Company nor any person acting on its or their behalf has engaged in any general solicitation or general advertising in connection with the offering or issuance of any Note, including but not limited to the methods described in Rule 502(c) under the Securities Act.

Section 4.32          Integration.  No offers and sales of securities of the same or similar class as the Note have been made by the Company or on its behalf during the six-month period ending with the date of this Agreement and no such offers or sales are currently being made or contemplated (in each case, whether pursuant to outstanding warrants, options, convertible or exchangeable securities, acquisition agreements or otherwise).  Neither the Company nor any other person acting on its behalf will, directly or indirectly, offer or sell any securities of the same or similar class as the Note, or take any other action, so as to cause the offer and issuance of the Note to fail to be entitled to the exemption afforded by Regulation D under the Securities Act.

ARTICLE V
OTHER AGREEMENTS

Section 5.1          Transfer Agent.  As more fully described in the Note, upon conversion of all or any portion of the Note held by Purchaser in accordance with the terms thereof, the Company will cause the Transfer Agent to deliver the relevant number of Conversion Shares to Purchaser, and Purchaser shall cooperate with the Company and the Transfer Agent in connection therewith.

Section 5.2          Listing of Shares; Certificates; Reservation of Shares.  The Company covenants that all Conversion Shares at all times that the Note is convertible, will be duly approved for listing subject to official notice of issuance on the NASDAQ-GS and the TASE.  The Company covenants that the certificates, if any, representing any Conversion Shares issued upon conversion of all or a portion of the Note, will comply with applicable law. As of the date hereof, the Company has reserved and the Company shall continue to reserve and keep available at all times, free of preemptive rights, a sufficient number of Ordinary Shares for the purpose of enabling the Company to issue Conversion Shares upon conversion of the Note.

Section 5.3          Use of Proceeds. The proceeds of the Purchase shall be used by the Company for general corporate purposes.

ARTICLE VI
CONDITIONS TO CLOSING

Section 6.1          Purchaser’s Conditions Precedent.  The obligation of Purchaser to complete the Purchase is subject to the satisfaction of each of the following conditions precedent:

(a)          each of the representations and warranties of the Company contained in this Agreement shall be true and correct as of the Closing Date, with the same effect as though those representations and warranties had been made on and as of the Closing Date, except to the extent that any such representation or warranty is made as of a specified date, in which case such representation or warranty need only be true and correct as of such date;

(b)          the Company shall have duly performed and complied in all material respects with all covenants and agreements contained in this Agreement that are required to be performed or complied with by it at or before the Closing;

(c)          no court or other governmental or regulatory authorities, agencies, commissions or other entities, whether federal, state, local or foreign, shall have enacted, issued, promulgated, enforced or entered any law (whether temporary, preliminary or permanent) that is in effect and restrains, enjoins or otherwise prohibits consummation of the transactions contemplated by this Agreement, and there shall not be pending by or before any such entity any suit, action or proceeding in respect thereof;

(d)          White & Case LLP, U.S. counsel to the Company, and Goldfarb Seligman & Co., Israeli counsel to the Company, shall have furnished to Purchaser opinions in the form attached as Exhibits E-1 and E-2 to the Purchaser and addressed to the Purchaser;

(e)          the Chief Executive Officer and Chief Financial Officer of the Company shall have delivered to Purchaser a certificate, dated as of the Closing Date, certifying to their knowledge, after reasonable inquiry, as to the matters set forth in paragraphs (a) and (b) of this Section 6.1; and

(f)          the Company shall have executed and delivered to Purchaser each of the other Transaction Documents.

Section 6.2          Company Conditions Precedent.  The obligation of the Company to complete the issuance of the Securities to Purchaser contemplated by this Agreement is subject to the satisfaction of each of the following conditions precedent:

(a)          each of the representations and warranties of Purchaser contained in this Agreement shall be true and correct as of the Closing Date, with the same effect as though those representations and warranties had been made on and as of the Closing Date, except to the extent that any such representation or warranty is made as of a specified date, in which case such representation or warranty need only be true and correct as of such date;

(b)          Purchaser shall have duly performed and complied in all material respects with all covenants and agreements contained in this Agreement that are required to be performed or complied with by it at or before the Closing;

(c)          no court or other governmental or regulatory authorities, agencies, commissions or other entities, whether federal, state, local or foreign, shall have enacted, issued, promulgated, enforced or entered any law (whether temporary, preliminary or permanent) that is in effect and restrains, enjoins or otherwise prohibits consummation of the transactions contemplated by this Agreement, and there shall not be pending by or before any such entity any suit, action or proceeding in respect thereof;

(d)          Purchaser shall have delivered to the Company a certificate, dated as of the Closing Date, certifying to his or her knowledge, after reasonable inquiry, as to the matters set forth in paragraphs (a) and (b) of this Section 6.2;

(e)          Purchaser shall have executed and delivered to the Israel Innovation Authority that certain Standard Undertaking; and

(f)          Purchaser shall have executed and delivered to the Company each of the other Transaction Documents (other than the Note).

ARTICLE VII
CERTAIN COVENANTS

Section 7.1          Certain Actions.  The Company and Purchaser shall reasonably cooperate with each other and use (and shall cause their respective Affiliates to use) reasonable efforts to take or cause to be taken all actions, and do or cause to be done all things, necessary, proper or advisable on its part under this Agreement, applicable law and stock exchange listing standards to consummate the transactions contemplated by this Agreement as soon as practicable.

Section 7.2          Legends.  To the extent reasonably necessary under applicable law, any certificate issued under this Agreement shall have endorsed, to the extent appropriate, upon its face the following words:

THE SECURITIES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “ACT”), OR THE SECURITIES LAWS OF ANY JURISDICTION.  SUCH SECURITIES MAY NOT BE OFFERED, SOLD, TRANSFERRED, PLEDGED, ASSIGNED, ENCUMBERED, HYPOTHECATED OR OTHERWISE DISPOSED OF EXCEPT PURSUANT TO (I) A REGISTRATION STATEMENT WITH RESPECT TO SUCH SECURITIES THAT IS EFFECTIVE UNDER SUCH ACT OR APPLICABLE STATE SECURITIES LAW, OR (II) ANY EXEMPTION FROM REGISTRATION UNDER SUCH ACT, OR APPLICABLE STATE SECURITIES LAW, RELATING TO THE DISPOSITION OF SECURITIES, INCLUDING RULE 144.

Section 7.3          Legend Removal.  Upon the request of Purchaser or any transferee or proposed transferee thereof, the Company shall instruct the Transfer Agent to remove the legend contemplated by Section 7.2 (and shall revoke any related stop transfer or similar instructions to its registrar and transfer agent), if the Conversion Shares have been sold pursuant to an effective registration statement under the Securities Act or if such person provides reasonable evidence and an opinion of counsel to the effect that a sale, transfer or assignment of such Conversion Shares has been made without registration under the Securities Act or that such Conversion Shares are eligible for resale pursuant to Rule 144(b)(1) under the Securities Act.

ARTICLE VIII
MISCELLANEOUS

Section 8.1          Fees and Expenses.  All expenses incurred by the Parties in connection with the negotiation, execution and delivery of this Agreement will be borne solely and entirely by the Party incurring such expenses; it being however agreed between the Parties that the Company will pay or cause to be paid the duly documented out-of-pocket fees, disbursements and expenses of Lynrock’s outside legal counsel actually incurred in connection with the issue of the Securities up to a maximum amount of $250,000.

Section 8.2          Confidentiality; Public Announcements.

(a)          To the extent not already publicly disclosed, the Company shall issue a publicly available press release or file with the SEC a report on Form 6-K disclosing (i) no later than February 15, 2022, at 5:00 p.m. (New York Time), the material terms of the transactions contemplated by the Transaction Documents and (ii) no later than February 15, 2022, at 5:00 p.m. (New York Time), any other information (or an appropriate summary that, at a minimum, includes the material portions thereof), in each case that constitutes material non-public information under applicable United States federal and state securities laws that was provided by the Company or any of its representatives to Purchaser or its Affiliates.

(b)          The Company will consult with Purchaser before issuing any press release or making any public statement or filing with respect to the Transaction Documents and the transactions contemplated hereby and will provide Purchaser and its counsel with a draft of any press release or other public statement or filing at least one Business Day prior to such disclosure, except where advance notice is not permitted by applicable Law. The Company will in good faith consider comments to or other modifications of such disclosure. Notwithstanding anything herein to the contrary, the Company shall not use Purchaser’s name without Purchaser’s prior written approval, except as required by applicable law; provided, that if the Company has received the requisite approval for any disclosures as required hereunder, the Company or its Affiliates shall be entitled to make disclosures substantially similar (as to form and content) to those prior disclosures that have been so approved.

Section 8.3          Notices.  All notices or other communications required or permitted hereunder shall be sent by electronic mail, addressed as follows:

If to the Company:

Allot Ltd.
22 Hanagar Street
Neve Ne’eman Industrial Zone B
Hod-Hasharon 4501317
Israel
Email:  [***]
Attention:  General Counsel

With a copy (which shall not constitute notice) to:

White & Case LLP
609 Main Street, Suite 2900
Houston, TX 77002
Email:  [***]
Attention:  Colin Diamond
    Laura Katherine Mann

If to Purchaser:

Lynrock Lake Master Fund LP
c/o Lynrock Lake LP
2 International Dr
Suite 130
Rye Brook, NY 10573
Email:  [***]
Attention:  Cynthia Paul, Michael Manley

With a copy (which shall not constitute notice) to:

Cooley LLP
3 Embarcadero Center
20th Floor
San Francisco, CA 94111-4004
Email:  [***]
Attention: Mischi a Marca

And a copy (which shall not constitute notice) to:

Cooley LLP
1700 Seventh Avenue
Suite 1900
Seattle, WA 98101
Email:  [***]
Attention: Alan Hambelton

Section 8.4          Severability.  If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of law, or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated by this Agreement or any other Transaction Document are not affected in any manner materially adverse to any Party.  Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the Parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the Parties hereto as closely as possible in a mutually acceptable manner in order that such transactions be consummated as originally contemplated to the fullest extent possible.

Section 8.5          Entire Agreement.  The Transaction Documents (including the schedules and exhibits hereto and thereto) constitute the entire agreement among the Parties with respect to the subject matter hereof and supersede all prior agreements and undertakings, both written and oral, among the Parties, or any of them, with respect to the subject matter hereof.  This Agreement may not be amended except by an instrument in writing signed on behalf of each of the Parties hereto.

Section 8.6          Assignment; No Third Party Beneficiaries.  Except for the Conversion Shares, which (subject to applicable securities laws) shall at all times be freely transferable and except as otherwise expressly provided herein or in the Note, neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any Party hereto, in whole or in part (whether pursuant to a merger, by operation of law or otherwise), without the prior written consent of the other Party hereto (such consent not to be unreasonably withheld, conditioned or delayed); provided that, notwithstanding anything to the contrary in the preceding language, Purchaser can assign, convey or transfer, in whole or in part, this Agreement to its limited partners, members, Affiliates and any investment fund that is controlled by or is under common control with Purchaser.  Subject to the immediately preceding sentence, this Agreement shall be binding upon, inure to the benefit of, and be enforceable by, the Parties hereto and their respective successors and permitted assigns, and nothing in this Agreement, express or implied, is intended to or shall confer upon any other Person any right, benefit or remedy of any nature whatsoever under or by reason of this Agreement.

Section 8.7          Construction.  References in the singular shall include the plural, and vice versa, unless the context otherwise requires.  References in the masculine shall include the feminine and neuter, and vice versa, unless the context otherwise requires.  Headings in this Agreement are for convenience of reference only and shall not limit or otherwise affect the meanings of the provisions hereof.  Neither party, nor its respective counsel, shall be deemed the drafter of this Agreement for purposes of construing the provisions of this Agreement, and all language in all parts of this Agreement shall be construed in accordance with its fair meaning, and not strictly for or against either party.

Section 8.8          Governing Law.  This Agreement shall in all respects be construed in accordance with and governed by the substantive laws of the State of New York, without reference to its choice of law rules.

Section 8.9          Electronic Signature.  Each Party acknowledges that the electronic signature solution offered by DocuSign offers a sufficient degree of reliability to identify signatories and to guarantee the link between each signature and this Agreement.  Consequently, the Company and Purchaser agree not to contest the admissibility, enforceability or probative value of this Agreement signed in electronic form.

Section 8.10          Certain Definitional Provisions.  Unless the express context otherwise requires, the words “hereof”, “herein” and “hereunder” and words of similar import, when used in this Agreement, shall refer to this Agreement as a whole and not to any particular provision of this Agreement; any references herein to a specific Section, Schedule or Annex shall refer, respectively, to Sections, Schedules or Annexes of this Agreement; wherever the word “include”, “includes” or “including” is used in this Agreement, it shall be deemed to be followed by the words “without limitation”; and references herein to any gender includes each other gender.

[Signature Page Follows]

IN WITNESS WHEREOF, each of the parties hereto has caused this Agreement to be executed as of the date first above written.

THE COMPANY

ALLOT LTD.

By:	/s/ Erez Antebi
Name:	Erez Antebi
Title:	President and Chief Executive Officer

PURCHASER

LYNROCK LAKE MASTER FUND LP
by: Lynrock Lake Partners LLC, its general partner

By:	/s/ Cynthia Paul
Name:	Cynthia Paul
Title:	Member

[Signature Page to Securities Purchase Agreement]

EXHIBIT A
SCHEDULE OF PURCHASER

Name and Address	Note Principal Amount
Lynrock Lake Master Fund LP	$40,000,000.00

Address:
c/o Lynrock Lake LP 2 International Dr Suite 130 Rye Brook, NY 10573

EXHIBIT B

FORM OF CONVERTIBLE PROMISSORY NOTE

[See attached.]

EXHIBIT C

FORM OF REGISTRATION RIGHTS AGREEMENT

[See attached.]

EXHIBIT D

INDEBTEDNESS FOR BORROWED MONEY

1.	None.

EXHIBIT E-1

FORM OF WHITE & CASE LLP US OPINION

[See attached.]

EXHIBIT E-2

FORM OF GOLDFARB SELIGMAN & CO. OPINION

[See attached.]